Exhibit 10.2

Restricted Stock Units Award
Three-Year Vest

TRIMAS CORPORATION
2017 EQUITY AND INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

TriMas Corporation (the “Company”), as permitted by the TriMas Corporation 2017 Equity and Incentive Compensation Plan (“Plan”), and as approved by the Committee, has granted to the individual listed below (“Grantee”), a Restricted Stock Units award (“Award”) for the number of Restricted Stock Units set forth below (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Units Agreement (“Agreement”).
Unless otherwise defined in this Agreement or in Appendix A to this Agreement, the terms used in this Agreement have the same meanings as defined in the Plan.
I.    NOTICE OF AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	As of [enter date]
Date of Grant:	[grant date]
Number of Restricted Stock Units:	[number of Restricted Stock Units]

II.    AGREEMENT
A.    Grant of Restricted Stock Units. The Company has granted to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Restricted Stock Units set forth above, subject to adjustment as provided in this Agreement. The Restricted Stock Units granted under this Agreement are payable only in shares of Common Stock as described in Section II.A.2. Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock Units evidenced by this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting.
(a)General. Subject to Section II.A.1(b), the Restricted Stock Units will vest in three substantially equal installments on the first three anniversaries of the Date of Grant (each, a “Vesting Date”), subject generally to Grantee’s continued status as a Service Provider through each such Vesting Date.

(b)Termination of Service; Forfeiture. Notwithstanding any other provision of this Agreement:
(i)    Voluntary Termination; Termination for Cause. Any unvested Restricted Stock Units subject to this Award will be canceled and forfeited if Grantee voluntarily terminates as a Service Provider (other than for Good Reason as provided below), or if Grantee’s status as a Service Provider is involuntarily terminated by the Company or a Subsidiary for Cause. Notwithstanding the foregoing, no termination of Grantee’s employment shall qualify as a termination for Cause unless (x) the Company notifies Grantee in writing of the Company’s intention to terminate Grantee’s employment for Cause within 90 days following the initial existence of the occurrence or event giving rise to Cause, (y) Grantee fails to cure such occurrence or event within 30 days after receipt of such notice from the Company and (z) the Company terminates Grantee’s employment within 45 days after the expiration of Grantee’s cure period in subsection (y).
(ii)    Death; Disability. If Grantee ceases to be a Service Provider prior to any Vesting Date as a result of Grantee’s death or Disability, Grantee shall fully vest in the Restricted Stock Units subject to this Award that have not already vested as of the date on which Grantee ceases to be a Service Provider due to Grantee’s death or Disability.
(iii)    Qualifying Termination Prior to a Change in Control. If Grantee has a Qualifying Termination that occurs prior to (or more than two years after) a Change in Control and before the final Vesting Date, Grantee shall vest in a pro-rata portion of Grantee’s unvested Restricted Stock Units, with the pro-rata amount calculated by (x) multiplying the total number of Restricted Stock Units subject to this Award by a fraction with (i) a numerator equaling the number of whole calendar months that have elapsed from the Date of Grant to the date of Grantee’s Qualifying Termination, and (ii) a denominator equal to 36, and then (y) subtracting the number of Restricted Stock Units that have already vested under this Award.
(iv)    Retirement. If Grantee ceases to be a Service Provider as a result of Grantee’s Retirement, the Committee may, in its discretion, permit Grantee to receive a pro-rata portion of the Restricted Stock Units, with the pro-rata portion determined in accordance with Section II.A.1(b)(iii).
(v)    Change in Control. In the event of a Change in Control that occurs prior to the vesting of any portion of the Restricted Stock Units subject to this Award, such unvested Restricted Stock Units shall vest in accordance with this Section II.A.1(b)(v).
(A)    Notwithstanding anything to the contrary herein, if at any time before the vesting or forfeiture of Restricted Stock Units subject to this Award, and while Grantee is continuously a Service Provider, a Change in Control occurs, then the Restricted Stock Units will become nonforfeitable and payable to Grantee in accordance with Section II.A.2 hereof, except to the extent that a Replacement Award is provided to Grantee in accordance with Section II.A.1(b)(v)(B) to continue, replace or assume the Restricted Stock Units covered by this Award (the “Replaced Award”).
(B)    For purposes of this Agreement, a “Replacement Award” means an award (1) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (2) that has a value at least equal to the value of the Replaced Award, (3) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (3) if Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section II.A.1(b)(v)(B) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(C)    If, after receiving a Replacement Award, Grantee experiences a Qualifying Termination with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become fully vested and nonforfeitable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination.
(D)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Restricted Stock Units subject to this Award that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested and nonforfeitable at the time of such Change in Control.

Any Restricted Stock Units that do not vest in accordance with Section II.A.1(a) or this Section II.A.1(b) shall be canceled and forfeited as of the date Grantee ceases to be a Service Provider. However, in particular, this Award is subject to Section 18(c) of the Plan.
2.    Settlement.
(a)    General. Subject to Section II.A.2(b) below, and as soon as administratively practicable following (but no later than thirty (30) days following) each applicable Vesting Date, the Company shall issue Grantee one share of Common Stock for each Restricted Stock Unit that is vested (but has not previously been settled) on such Vesting Date.
(b)    Other Payment Events. Notwithstanding Section II.A.2(a), to the extent that the Restricted Stock Units are vested on the dates set forth below, payment with respect to the Restricted Stock Units will be made as follows:
(1)    to the extent the Restricted Stock Units are vested as a result of Section II.A.1(b) (and have not previously been settled) on the date of Grantee’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code), the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of such separation from service; and
(2)    to the extent the Restricted Stock Units are vested as a result of Section II.A.1(b) (and have not previously been settled) on the date of a Change in Control, the Company shall issue Grantee one share of Common Stock for each vested Restricted Stock Unit as soon as practicable following (but no later than thirty (30) days following) the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections II.A.2(a) or II.A.2(b)(1) as though such Change in Control had not occurred.
3.    Dividend Equivalent Rights. Grantee shall be credited with cash per Restricted Stock Unit equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the Restricted Stock Units are settled in accordance with Section II.A.2 hereof. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Market Value per Share on the payment date.

4.    Rights as a Shareholder. Grantee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Restricted Stock Units covered by this Award (except as otherwise provided in Section II.A.3).
5.    Adjustments. The Restricted Stock Units covered by this Award will be subject to adjustment as provided in Section 11 of the Plan.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If Grantee’s benefit is to be received in the form of shares of Common Stock, then (a) if Grantee is subject to Section 16 of the Exchange Act, Grantee may elect that (1) the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld or (2) Grantee will pay to the Company an amount in cash equal to the amount required to be withheld, and (b) if Grantee is not subject to Section 16 of the Exchange Act, Grantee may elect that all or any part of such withholding requirement be satisfied by the retention by the Company a portion of the Common Stock to be delivered to Grantee, by delivering to the Company other Common Stock held by Grantee, or by tendering sufficient funds in cash or cash equivalent to the Company. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Grantee’s income. In no event will the fair market value of the shares of Common Stock to be withheld or delivered pursuant to this Section II.B.2 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.
3.    Dispute Resolution. Grantee and the Company agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. Grantee and the Company will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)    Arbitration. If Grantee and the Company do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Company or the Company to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules and Mediation Procedures (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Company will pay all of the reasonable fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Company’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Company. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.

4.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee).
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary or Affiliate of the Company, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Company or any Subsidiary.
6.    Effect on Other Benefits. In no event will the value, at any time, of the Restricted Stock Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Company or any Subsidiary unless otherwise specifically provided for in such plan.
7.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
8.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
9.    Nature of Grant. In accepting this Award, Grantee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;
(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;

(c)    all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Committee;
(d)    Grantee is voluntarily participating in the Plan;
(e)    the Restricted Stock Units and the Common Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
(f)    the Restricted Stock Units and the Common Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(g)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
(h)    Awards and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;
(i)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Grantee’s employment with the Company or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
(j)    in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the Restricted Stock Units.
10.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Restricted Stock Units shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix B to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to Grantee to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum attached hereto as Appendix B constitutes part of this Agreement.
11.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of Grantee under this Agreement without Grantee’s written consent, and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
12.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
13    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, notwithstanding conflict of law provisions.
14.    Clawback Policy. Any shares of Common Stock issued to Grantee in settlement of the Restricted Stock Units (plus dividend equivalent payments) shall be subject to the Company’s recoupment policy, if any, as in effect from time to time. Further, notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that (a) this Agreement and this Award described herein (and any settlement thereof) are subject to the terms and conditions of such policy, or any other form of Company recoupment (or similar) policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and (b) applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

TRIMAS CORPORATION

Dated as of: [grant date]	By: /s/ Joshua A. Sherbin Name: Joshua A. Sherbin Title: Senior Vice President and General Counsel

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
RESTRICTED STOCK UNITS AGREEMENT
GLOSSARY
For purposes of this Agreement:

“Cause” means (a) Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (b) Grantee’s willful misconduct in the performance of his or her duties to the Company or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Company; (c) Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (d) Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit. Any failure by the Company or a Subsidiary of the Company to notify Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

“Disability” (and similar terms) means Grantee’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders Grantee incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, Grantee shall not be deemed to be Disabled as a result of any condition that:

(a)	was contracted, suffered, or incurred while Grantee was engaged in, or resulted from Grantee having engaged in, a felonious activity;

(b)
resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(c)
resulted from service in the Armed Forces of the United States for which Grantee received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of Grantee and the date on which Grantee ceases to be a Service Provider by reason of Disability shall be determined by the Committee, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require Grantee to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning Grantee’s physical or mental condition; provided, however, that Grantee may not be required to undergo a medical examination more often than once each 180 days. If Grantee engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that Grantee no longer has a Disability, or if Grantee refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event Grantee shall be deemed to have recovered from such Disability.

“Good Reason” means:

(a)	A material and permanent diminution in Grantee’s duties or responsibilities;

(b)	A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Company; or

(c)	A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location.

Grantee must notify the Company of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, and Grantee must actually terminate Grantee’s employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

“Qualifying Termination” means a termination of Grantee’s status as a Service Provider with the Company or a Subsidiary (a) for any reason other than:
(i)     death;
(ii)     Disability; or
(iii)     Cause; or
(b)    by Grantee without Good Reason.

“Retirement” means termination of Grantee’s status as a Service Provider with the consent of the Committee after attaining age 55 and five years of service with the Company and its Subsidiaries.

“Service Provider” means an individual actively providing services to the Company or a Subsidiary.

APPENDIX B
TO
RESTRICTED STOCK UNITS AGREEMENT
NON-U.S. ADDENDUM

Additional Terms and Conditions for Equity Grants Under the TriMas Corporation 2017 Equity and Incentive Compensation Plan, as amended

Terms and Conditions

This Addendum includes additional terms and conditions that govern the restricted stock units (“RSUs”) granted to you under the TriMas Corporation 2017 Equity and Incentive Compensation Plan (referred to as the “Plan”) if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or your award agreement (the “Agreement”) that relates to your award. By accepting your award, you agree to be bound by the terms and conditions contained in the paragraphs below in addition to the terms of the Plan, the Agreement, and the terms of any other document that may apply to you and your award.

COUNTRY-SPECIFIC LANGUAGE
Below please find country specific language that applies to Participants in the following countries: the United Kingdom.

UNITED KINGDOM

Terms and Conditions

Retirement. For purposes of the Agreement and notwithstanding the definition of “Retirement” in Appendix A hereto, “Retirement” shall mean the termination of Grantee’s services with the Company or a Subsidiary in circumstances determined by the Committee (in its reasonable discretion, provided that, for the avoidance of doubt, the Committee shall not be obliged to exercise its discretion in favor of the Grantee) to be retirement.
Dividend Equivalent Rights. Section II.A.3 of the Agreement is hereby amended in its entirety to read as follows:
“Grantee shall be notionally credited with cash per Restricted Stock Unit equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the Restricted Stock Units are settled in accordance with Section II.A.2 hereof. Any amounts notionally credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment or forfeitability) as apply to the Restricted Stock Units based on which the dividend equivalents were notionally credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the Restricted Stock Units to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing the amounts so notionally credited by the Market Value per Share on the payment date. Notwithstanding the foregoing provisions of this Section II.A.3, Grantee shall not be entitled to the cash notionally credited at any time to the Restricted Stock Units (or the Common Stock representing the same, as the case may be) either legally or beneficially unless and until Grantee becomes entitled to receive the actual Common Stock in respect of this Award pursuant to Section II.A.2 of this Agreement.”
Non-Transferability of Award. Section II.B.1 of the Agreement is hereby amended in its entirety to read as follows:

“Except as described below, this Award and the Restricted Stock Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and this Award shall lapse and any unvested Restricted Stock Units subject to this Award shall be forfeited if a bankruptcy order is made in respect of Grantee.”

Withholding. Section II.B.2 of the Agreement is hereby amended in its entirety to read as follows:

“Grantee hereby indemnifies the Company, Grantee’s employer or any other person in respect of:

(i)
any amount of income tax for which the Company, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising from the vesting of this Award (or which would not otherwise have arisen but for the grant of this Award to Grantee); and

(ii)
any amount of income tax for which the Company, Grantee’s employer or any other person is obliged to account under the Pay-As-You-Earn system and any amounts of employee’s national insurance contributions arising in respect of, or in connection with the holding or disposal by Grantee of the shares of Common Stock acquired pursuant to this Award or the conversion of such shares of Common Stock into securities of another description whilst such shares of Common Stock are held by Grantee, and in pursuance of such indemnity, Grantee hereby agrees that he or she shall pay to the Company (or to such other entity as directed by it) such amount as shall be notified to Grantee by the Company as being due on any occasion under such indemnity, within seven days after being so notified. To the extent that Grantee fails to pay any amount so notified to him or by the Company within seven days after such notification, Grantee hereby agrees that the Company may withhold, or procure the withholding, from any salary, wages, payment or payments due to Grantee from the Company or Grantee’s employer an amount which is equal to the amount notified to Grantee, sell or procure the sale of sufficient of the shares of Common Stock acquired by Grantee pursuant to this Award on behalf of Grantee to produce a sum which after any costs of sale is sufficient to discharge the amount so notified to Grantee and retain such sum or make such other arrangements, by which Grantee hereby agrees to be bound, so as to ensure that the amount notified to Grantee is discharged in full. The Company will not be obliged to deliver any shares of Common Stock to Grantee pursuant to this Award if Grantee fails to comply with his or her obligations under the foregoing provisions of this Section II.B.2 and Grantee shall not be entitled to receive the delivery of such shares of Common Stock.”

Clawback Policy. Section II.B.14 of the Agreement shall not apply.

Data Privacy. A new Section II.B.15 is added to the Agreement to read as follows:

The Company and Rieke Packaging Systems Limited (the “Grantee’s Employer”), (together the “Relevant TriMas Companies”) will process the Grantee’s personal data in connection with the Plan. For the purposes of data protection legislation, the Relevant TriMas Companies will each act as controller in relation to such personal data.
Categories of Personal Data
The categories of personal data that we will process in connection with the Plan are the Grantee’s:

•	name;

•	date of birth;

•	job title;

•	home address (and, if different, mailing address) and postal code;

•	telephone number;

•	social insurance, national insurance, US taxpayer and/or foreign tax identification number;

•	salary;

•	country of citizenship and nationality;

•	any Common Stock or directorships held in the any of the Relevant TriMas Companies;

•	details of all awards or any other entitlement to Common Stock awarded, cancelled, exercised, vested, unvested or outstanding in Grantee’s favour; and

•	reference number (where relevant to link the Grantee’s benefits under the Plan to other documentation issued to or from the US Department of the Treasury Internal Revenue Service).
The processing of the personal data set out above is mandatory in order for the Relevant TriMas Companies to provide and administer the Plan.
Purposes of Processing Personal Data
The Relevant TriMas Companies will process the Grantee’s personal data for the purposes of:

•	administering and maintaining the Plan relating to the Grantee and records associated with the Plan (including maintaining a database of Participants in the Plan);

•
providing information to (i) trustees of any employee benefit trust or (ii) the third party administrators involved directly or indirectly in the operation of the Plan (as set out in the “Sharing Personal Data with Third Parties” section below);

•	providing information relating to Grantee in connection with the operation of the Plan to HM Revenue and Customs in the United Kingdom as required by law;

•
to enable any potential purchasers of the business and/or assets of any of the Relevant TriMas Companies and/or their Subsidiaries to (i) complete due diligence on, and value, the business and/or assets; and (ii) use such personal data for the operation of their business;

•	obtaining legal and other professional advice; and

•	establishing, exercising or defending legal rights.
Legal Basis for Processing Personal Data
The processing of the Grantee’s personal data:

•	in relation to the information provided to HM Revenue and Customs in the United Kingdom and the Department of the Treasury Internal Revenue

Service in the United States of America, is necessary for compliance with a legal obligation to which the Relevant TriMas Companies are subject;

•
in relation to (i) obtaining legal and other professional advice; and (ii) establishing, exercising or defending legal rights, is pursuant to the Relevant TriMas Companies’ legitimate interests of commencing and/or handling any legal proceedings (including prospective legal proceedings), for obtaining legal advice or for establishing, exercising or defending legal rights;

•	in respect of all other personal data set out above, is necessary for the performance of the Restricted Stock Units Agreement between the Grantee and TriMas Corporation.
The Relevant TriMas Companies will also process the Grantee’s personal data as necessary to comply with any legal obligations to which the Relevant TriMas Companies are subject.
Sharing Personal Data with Third Parties
The Grantee’s personal details as set out above will be transferred between the Grantee’s Employer and the Company in order to administer and maintain the Plan and records associated with the Plan.
The Company is based in the United States of America which is not designated by the European Commission as providing an adequate level of protection for personal data. As such, the Grantee’s Employer and the Company have entered into a data transfer agreement governed by standard data protection clauses adopted by the Commission to safeguard personal data in respect of these transfers. The Grantee can obtain a copy of this data transfer agreement by contacting the TriMas Corporate Benefits Group at 248-631-5450 or 38505 Woodward Avenue, Suite 200, Bloomfield Hills, Michigan 48304.
The Relevant TriMas Companies will also share the Grantee’s personal data with National Financial Services LLC, Fidelity Stock Plan Services LLC and Fidelity Brokerage Services LLC (part of the FMR LLC group of companies) which are based in the United States of America. The Company has entered into a data transfer agreement governed by standard data protection clauses adopted by the Commission to safeguard personal data in respect of these transfers. The Grantee can obtain a copy of this data transfer agreement by either, (1) contacting your local human resources representative, (2) contacting Fidelity Stock Plan Services by calling 1-800-844-9354 (Domestic) or 1-800-544-0275 (International), and (3) by logging into Grantee’s Fidelity account at www.netbenefits.fidelity.com and visiting the Plan & Grant Documents section of the Grantee’s account.
In the event that the Relevant TriMas Companies sell any part(s) of their business and/or assets, they will also disclose the Grantee’s personal data to actual or potential purchasers of parts of its business or assets, and their respective advisers and insurers for the potential purchaser’s legitimate interests of:

•	enabling potential purchasers to complete due diligence on, and value, the business and/or assets;

•	transferring the personal data in connection with any relevant sale and the transfer of the Relevant TriMas Company’s contractual rights and/or obligations; and

•	the use of such personal data by a purchaser for the operation of its business.
The Relevant TriMas Companies will also share the Grantee’s personal data with:

•	its professional advisors, auditors, service providers;

•
HM Revenue and Customs in the United Kingdom and the Department of the Treasury Internal Revenue Service in the United States of America and other regulators, and governmental and law enforcement agencies; and

•
third parties if it is under a duty to disclose or share the Grantee’s personal data in order to comply with any laws, regulations or good governance obligations, or in order to enforce or to protect its rights, property or safety, or that of its customers or other persons with whom it has a business relationship.

Retention of Personal Data
The Relevant TriMas Companies will retain the Grantee’s personal data for the duration of the Plan and for a further period of eight years after the Grantee ceases to be a member of the Plan.
The Relevant TriMas Companies will retain the Grantee’s personal data for longer than the period specified above if required by law, to defend or exercise legal rights (such as defending legal claims) or to comply with regulatory obligations.
The Grantee’s Rights
In order to control the use of their personal data, each Grantee has the following controls over their personal data:

•	Each Grantee may request access to or copies of the personal data that the Relevant TriMas Companies hold about them by contacting their local human resources representative;

•	If the Grantee believes that any information the Relevant TriMas Companies hold about them is incorrect or incomplete, the Grantee should contact their local human resources representative as soon as possible. The Relevant TriMas Companies will take steps to seek to correct or update any information if they are satisfied that the information they holds is inaccurate. In certain circumstances, the Grantee may also request that the Relevant TriMas Companies restrict their processing;

•
Each grantee may request that their personal data be deleted where it is no longer necessary for the purposes for which it is being processed and provided there is no other lawful basis for which the Relevant TriMas Companies may continue to process such personal data. The Grantee can exercise this right by contacting their local human resources representative;

•
If the Relevant TriMas Companies are processing the Grantee’s personal data to meet their legitimate interests (as set out above), the Grantee may object to the processing of their personal information by the Relevant TriMas Companies. If the Relevant TriMas Companies are unable to demonstrate their legitimate grounds for that processing, they will no longer process the Grantee’s personal information for those purposes;

•
Where the Grantee has provided the Relevant TriMas Companies with their personal data that the Relevant TriMas Companies process using automated means, the Grantee may be entitled to a copy of that personal data in a structured, commonly-used and machine readable format. The Grantee can exercise this right by contacting their local human resources representative.

The Grantee should contact their local human resources representative in relation to any concerns about how their personal data is processed and the Relevant TriMas Companies will try to resolve the Grantee’s concerns. However, if the Grantee considers that the Relevant TriMas Companies is in breach of its obligations under data protection laws, the Grantee may lodge a complaint with the Information Commissioner’s Office in the United Kingdom (such as by accessing https://ico.org.uk/concerns/).”
Loss of Office or Employment. A new Section II.B.16 is added to the Agreement to read as follows:

“In no circumstances shall Grantee, on ceasing to hold the office or employment by virtue of which he has been granted this Award, be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Award or the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.”

Notifications

There are no country-specific notifications.